Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT CUSTOMARILY TREATS AS PRIVATE OR CONFIDENTIAL.

FINAL

AMENDED AND RESTATED LICENSE AGREEMENT

by and between

NET POWER, LLC

and

8 RIVERS CAPITAL, LLC

AUGUST 7, 2014

i

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “License”), executed and made effective as of August 7, 2014 (the “Effective Date”), by and between 8 Rivers Capital, LLC, a Delaware limited liability company (“8 Rivers”), and NET Power, LLC, a Delaware limited liability company (“NP”). Each of 8 Rivers and NP are a “Party” and collectively, the “Parties”.

W I T N E S S E T H :

WHEREAS, 8 Rivers and NP are parties to an agreement entitled “Amended and Restated License Agreement” with an effective date of July 19, 2012 (hereinafter the “Prior License”) and previously the Parties had entered into an agreement entitled “License Agreement” with an effective date of January 1, 2010 (together, the “Prior License Agreements”);

WHEREAS, the Parties acknowledge that pursuant to their Consulting Services Agreement dated January 1, 2010, 8 Rivers is the owner of all intellectual property developed thereunder through to the date hereof, except to the extent expressly stated otherwise in patent documentation;

WHEREAS, CB&I Stone & Webster has assigned all of its shares in NP and any rights and obligations that CB&I Stone & Webster may have in NP to CB&I Stone & Webster’s affiliate Lummus Technology Inc. (“CB&I”); and

WHEREAS, all Parties hereto desire that the Prior License be amended and restated;

NOW, THEREFORE, the Parties hereto agree to amend and restate the Prior License in its entirety to read as follows:

1.	DEFINITIONS.

1.1 Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Common Terms Agreement as of even date with this Agreement among NP, 8 Rivers, Exelon, CB&I and CB&I Stone & Webster, Inc. (the “CTA”, or “Common Terms Agreement”).

1.2 “Acknowledgement Certificate” means a certificate in the form set out in Exhibit D hereof.

1.3 “Additional IPR” means the Intellectual Property Rights constituting Licensed Intellectual Property Rights pursuant to either of Sections 2.1(b) or 2.2(b).

1.4 “Control Group” shall mean such natural persons (and their juridical entities) as constitute the past, present and future employees and partners (members) of 8 Rivers.

1.5 “Core Plant” shall mean those portions of a facility solely to the extent they are useful to generate electricity and/or carbon dioxide using CO2 as the primary working fluid utilizing any carbonaceous gas fuel other than those derived directly or indirectly from Solid Fuels. As non-limiting examples of the “Core Plant”, all equipment, functional elements and process elements, and any improvements thereto, found in the following figures from US Patent 8,596,075, as described below, are part of the “Core Plant”:

[***]

For the avoidance of doubt, the definition of “Core Plant” shall not limit NP’s ability to create a plant with any additional features, but is solely used to restrict certain intellectual property grants.

1.6 “Default” shall mean the occurrence of all of the following: (i) a material breach of this License or Section 2.1 of the TMA; (ii) 8 Rivers is liable to NP for damages (subject to Article 9 of the CTA) resulting from such material breach of the Secured Obligations; (iii) the Parties have agreed to the amount of such damages or NP has proven the amount of such damages pursuant to the procedures set forth in Article 6 of the CTA; and (iv) 8 Rivers has failed to pay such damages, provided that such payment may be made in accordance with Article 9 of the CTA.

1.7 “Improvements” of a Party shall mean all Intellectual Property Rights in any and all discoveries, advancements enhancements, betterments, meliorations, upgrades, findings or the like, conceived, reduced to practice, made or acquired by or for that Party that relate to, or were derived from, the NET Power Platform and which came into existence after the Effective Date of this License. For the avoidance of doubt, any future intellectual property developed due to a separate agreement between the Parties entered into after the Effective Date shall be allocated between the Parties in accordance with that separate agreement, and shall not be considered an Improvement under this Agreement.

1.8 “Joint Improvements” shall mean all Intellectual Property Rights in any Improvement conceived, developed or reduced to practice by the representatives of both Parties, provided that each representative would be named an inventor in accordance with 35 USC §101, et. seq., if the Intellectual Property Right were treated as patentable subject matter. The representative of a Party for the purposes of this definition shall mean any legal entity that is required to assign its rights in such item to that Party.

1.9 “Licensed Intellectual Property Rights” shall mean any Intellectual Property Rights licensed to NP under Sections 2.1 and 2.2, provided that such right has not been terminated in accordance with Section 2.4.

1.10 “Patent Collateral” shall mean the patents and patent applications listed on Exhibit C hereto, to the extent that such have been published at the Effective Date.

1.11 “Patent Rights” shall mean patent applications and issued patents in all jurisdictions, including utility patents, utility models and design patents, and any additions, divisions, divisionals, continuations, continuations in parts, counterparts, substitution, renewals, extensions, re-issues and re-examinations thereof.

1.12 “Purpose IPR” means the Intellectual Property Rights constituting Licensed Intellectual Property Rights pursuant to either of Sections 2.1(a) or 2.2(a), which shall include the items set out in Exhibit C hereto.

1.13 “Protected Intellectual Property” shall mean any and all Intellectual Property Rights (a) included in the Core Plant to the extent those Intellectual Property Rights exist as of the Date of Substantial Completion of the First Commercial Plant or (b) otherwise used in the Demonstration Plant or the First Commercial Plant.

1.14 “Rescindable Intellectual Property Right” shall mean a Licensed Intellectual Property Right to the extent it is not Protected Intellectual Property.

1.15 “Secured Obligations” means the obligations of 8 Rivers hereunder or under Section 2.1 of the TMA.

2.	GRANTS, RIGHTS AND RESPONSIBILITIES.

2.1 Existing IPR. Subject to the terms of this License:

(a)	8 Rivers agrees to grant and hereby does grant to NP an exclusive, even unto 8 Rivers itself, perpetual, irrevocable (notwithstanding Article 9), worldwide, sub-licensable, transferable, royalty-free license under all Intellectual Property Rights created for the purpose of the NET Power Platform that are owned, controlled or licensable by 8 Rivers in existence as of the Effective Date, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field without accounting to 8 Rivers.

(b)	In addition, 8 Rivers agrees to grant and hereby does grant to NP an exclusive, even unto 8 Rivers itself, perpetual, irrevocable (notwithstanding Article 9), worldwide, sub-licensable, transferable, royalty-free license under all Intellectual Property Rights created other than for the purpose of the NET Power Platform that are nevertheless useful for the NET Power Platform and that are owned, controlled or licensable by 8 Rivers in existence as of the Effective Date, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field without accounting to 8 Rivers, but only to the extent that such are useful in the NET Power Platform in the Exclusive Field.

2.2 New IPR. In addition to the grants of Section 2.1 and subject to the terms of this License:

(a)	8 Rivers agrees to grant and hereby does grants to NP an exclusive, even as to 8 Rivers itself, perpetual, irrevocable (notwithstanding Article 9), worldwide, sub-licensable, transferable, royalty-free license under all Intellectual Property Rights owned, controlled or licensable by 8 Rivers created for the purpose of the NET Power Platform that are conceived, developed or reduced to practice in the period between the Effective Date and the earlier of: (i) April 1, 2018; and (ii) the Date of Substantial Completion of the First Commercial Plant, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field, with the exception that this grant shall not include such 8 Rivers’ Intellectual Property Rights outside the definition of the Core Plant, unless such 8 Rivers’ Intellectual Property Rights would fall within the definition of Protected Intellectual Property. NP may exercise this license without accounting to 8 Rivers.

(b)	In addition, 8 Rivers agrees to grant and hereby does grants to NP an exclusive, even as to 8 Rivers itself, perpetual, irrevocable (notwithstanding Article 9), worldwide, sub-licensable, transferable, royalty-free license under all Intellectual Property Rights owned, controlled or licensable by 8 Rivers created other than for the purpose of the NET Power Platform that are nevertheless useful for the NET Power Platform and that are conceived, developed or reduced to practice in the period between the Effective Date and the earlier of: (i) April 1, 2018; and (ii) the Date of Substantial Completion of the First Commercial Plant, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field, with the exception that this grant shall not include such 8 Rivers’ Intellectual Property Rights outside the definition of the Core Plant, unless such 8 Rivers’ Intellectual Property Rights would fall within the definition of Protected Intellectual Property. NP may exercise this license without accounting to 8 Rivers, but only to the extent that such are useful in the NET Power Platform in the Exclusive Field.

(c)	In addition, 8 Rivers agrees to grant and hereby does grants to NP an exclusive, even as to 8 Rivers itself, perpetual, irrevocable (notwithstanding Article 9), worldwide, sub-licensable, transferable, royalty-free license under all Intellectual Property Rights owned, controlled or licensable by 8 Rivers that would improve the performance or economics of the NET Power Platform Core Plant or the Protected Intellectual Property and that are conceived, developed or reduced to practice in the period between April 1, 2018 and the Date of Substantial Completion of the First Commercial Plant, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field, with the exception that this grant shall not include such 8 Rivers’ Intellectual Property Rights outside the definition of the Core Plant, unless such 8 Rivers’ Intellectual Property Rights would fall within the definition of Protected Intellectual Property. NP may exercise this license without accounting to 8 Rivers, but only to the extent that such are useful in the NET Power Platform in the Exclusive Field.

For the avoidance of doubt, no grant of Intellectual Property Rights is made under Sections 2.1 or 2.2 in the Excluded Field.

2.3 Any grant or license made to a Patent Right under this License shall be interpreted as an immunity from suit under the claims of that Patent Right within the Exclusive Field.

2.4 In the event NP is not actively commercializing, manufacturing, marketing, selling or exploiting a Rescindable Intellectual Property Right, at any time after April 1, 2018, 8 Rivers may seek to remove such Rescindable Intellectual Property Right from the grants of the Licensed Intellectual Property Rights according to the following procedure.

(a)	8 Rivers shall notify NP in writing that 8 Rivers believes that the specific Rescindable Intellectual Property Right is, in 8 Rivers’ opinion, not being actively commercialized, manufactured, marketed, sold or exploited by NP.

(b)	8 Rivers shall provide to NP, within thirty (30) days of NP’s receipt of 8 Rivers’ notice, a good-faith 24-month business plan prepared by, or of a quality typical of, a nationally recognized investment bank or private equity firm, outlining how 8 Rivers intends to commercialize the Rescindable Intellectual Property Right.

(c)	If within thirty (30) days of receiving 8 Rivers’ 24-month business plan, NP provides to 8 Rivers a good-faith 24-month business plan prepared by, or of a quality typical of, a nationally recognized investment bank or private equity firm, outlining how NP intends to commercialize the Rescindable Intellectual Property Right specified in 8 Rivers’ notice, and 8 River agrees that such plan is synergistic with the then-business of NP and reasonably allocates the resources necessary to implement such plan (a “Valid Plan”), then such Rescindable Intellectual Property Right shall not be removed from the grants of Article 2. Should 8 Rivers not agree that NP’s plan is a Valid Plan, then the Board of NP shall meet to review NP’s plan. If the NP Board unanimously agrees that NP’s plan is a Valid Plan, then such Rescindable Intellectual Property Right shall not be removed from the grants of Article 2. If the NP Board cannot agree, or if NP has elected not to present a business plan, then the Article 2 grants to the specific Rescindable Intellectual Property Rights found in 8 Rivers’ notification from subparagraph (a) shall become non-exclusive.

2.5 Security Interests.

(a)	Solely in order to secure performance of the Secured Obligations, 8 Rivers hereby grants to NP a security interest in the Patent Collateral. 8 Rivers hereby authorizes NP to file financing statements and/or any other appropriate document of public record in the U.S. Patent and Trademark Office and UCC financing statements in Delaware and other applicable jurisdictions (at the expense of NP) in order to perfect the security interest granted hereunder (such documentation in each instance in a form approved by 8 Rivers, such approval not to be unreasonably withheld). Solely upon a Default by 8 Rivers, NP shall be entitled to exercise all rights and remedies available to a secured party in respect of the Secured Obligations.

(b)	Release. NP hereby agrees to release the above-granted security interest in the Patent Collateral in each of the following circumstances:

(i)	In the event of termination of this Agreement other than by NP for cause, or distribution of the benefit of this Agreement to 8 Rivers following Abandonment (as defined in the Operating Agreement), the security interest shall be released in full.

(ii)	In the event that any Rescindable Intellectual Property Rights are rendered non-exclusive in accordance with Section 2.4 above, the security interest shall be released against such of the Patent Collateral as constitutes the relevant Rescindable Intellectual Property Rights.

In order to give effect to the foregoing, NP shall take all such actions (including execution of any required documentations) requested by 8 Rivers so as to release such security interest at any relevant time.

(c)	In respect of any Intellectual Property Rights actually or potentially subject to a security interest pursuant to this Section 2.5, upon the request of 8 Rivers (or its nominee), NP shall provide such written consent or confirmation as is reasonably requested by 8 Rivers (or such nominee) regarding the provisions of this License, the scope of the Licensed Intellectual Property Rights within the Exclusive Field licensed to NP hereunder, and the extent of the security interests granted hereunder.

(d)	For the avoidance of doubt, NP’s rights pursuant to this Section 2.5 shall not be treated as effecting, or giving rise to additional rights in relation to the prosecution of any Intellectual Property Rights, beyond that described in Section 2.1 of the TMA.

2.6 8 Rivers shall reasonably promptly disclose to NP all of the Licensed Intellectual Property Rights not previously disclosed to NP. 8 Rivers shall have a continuing duty to disclose any Licensed Intellectual Property Right not previously disclosed to NP.

2.7 8 Rivers shall reasonably promptly disclose to NP all Improvements that are conceived, developed or reduced to practice by 8 Rivers, or by any third party to whom 8 Rivers has provided any NP’s or 8 Rivers’ Confidential Information concerning the NET Power Platform, during the period between the Effective Date and the Date of Substantial Completion of the First Commercial Plant.

(a)	For the avoidance of doubt, Section 2.2 hereof shall apply in accordance with its terms to any Improvements subject to this Section 2.7. To the extent that such Improvement constitute Licensed Intellectual Property Rights, such shall be subject to all rights and obligations found in this License.

2.8 Neither Party shall offer any express statement, nor make any express statement of endorsement of another technology, which is intended, or would reasonably be expected, to disparage the Licensed Intellectual Property Rights or 8 River’s Intellectual Property Rights in the Excluded Field. However, each Party shall be always be allowed to make factual comparisons of its other technologies to the Licensed Intellectual Property Rights or 8 River’s Intellectual Property Rights in the Excluded Field. Nothing herein shall prevent either Party from making any truthful, factual statements in connection with any legal proceeding, required government filing or investigation, or in any report to its investors or stockholders.

2.9 NP shall follow all applicable marking requirements for goods containing any Licensed Intellectual Property Rights.

3.	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP.

3.1 The Parties acknowledge that, as between the Parties, 8 Rivers is the owner of the Licensed Intellectual Property Rights.

3.2 Each Party shall own any Improvement solely made by that Party or for that Party by a third party. Any Improvement made by 8 Rivers shall be owned by 8 Rivers and subject to the grants of Article 2. For the avoidance of doubt, as between the Parties, NP shall own any intellectual property conceived, developed or reduced to practice solely by or for NP or by or for NP in conjunction with any third party other than 8 Rivers, and 8 Rivers shall own any intellectual property conceived, developed or reduced to practice solely by or for 8 Rivers in conjunction with any third party other than NP. Each Party shall ensure that its employees, contractors and other third parties performing any work for such Party that is likely to result in an Improvement is obligated to assign such Improvement to such Party; provided 8 Rivers’ personnel performing services under the TMA shall only be required to assign Improvements to 8 Rivers.

3.3 In the event that the Parties develop a Joint Improvement, 8 Rivers shall own such Joint Improvement and NP hereby assigns and agrees to assign all of its rights, title and interest in and to any Joint Improvement to 8 Rivers. 8 Rivers agrees to grant, and hereby does grant, to NP a non-exclusive, irrevocable, worldwide, royalty free, sublicensable, alienable, and transferable right to make, have made, use, license, including the right to further sub-license, develop, offer for sale, sell, market, export and import, label and advertise any and all Joint Improvements, and any item made therefrom without accounting to 8 Rivers.

3.4 In the event that 8 Rivers (or its personnel) conceives, develops, or reduces to practice, any Intellectual Property Rights pursuant to work undertaken in accordance with the TMA for which payment is due in accordance with Section 4.1.2 of the TMA, 8 Rivers shall own such Intellectual Property Rights and NP hereby assigns and agrees to assign all of its rights, title and interest in and to any such Intellectual Property Rights. 8 Rivers agrees to grant, and hereby does grant to NP an irrevocable, worldwide, royalty free, sublicensable, alienable, and transferable right to make, have made, use, license, including the right to further sub-license, develop, offer for sale, sell, market, export and import, label and advertise any and all such Intellectual Property Rights, and any item made therefrom, without field restriction, and this grant to NP is exclusive (even as to 8 Rivers itself) within the Exclusive Field and non-exclusive in the Excluded Field, in each instance without accounting to 8 Rivers.

3.5 NP hereby grants to 8 Rivers a royalty free, non-exclusive, irrevocable during the term of the TMA, worldwide, license to all Intellectual Property Rights owned, controlled or licensable by NP solely for purposes of performing 8 Rivers’ obligations pursuant to the TMA. NP grants to 8 Rivers a non-exclusive, irrevocable, worldwide, royalty free, transferable and extendable immunity from suit by NP under the claims of any patent owned by NP that has a filing date up to the Date of Substantial Completion of the First Commercial Plant, and any patent that claims its priority date from such filings, such immunity from suit limited to the use of the NET Power Platform, but only to the extent not limited by 8 Rivers’ grants to NP under Article 2. 8 Rivers grants to NP a non-exclusive, irrevocable, worldwide, royalty free, alienable, transferable and extendable immunity from suit by 8RC under the claims of any patent owned by 8 Rivers that has a filing date of between the Effective Date and up to the Date of Substantial Completion of the First Commercial Plant, and any patent that claims its priority date from such filings, such immunity from suit limited to the use of the NET Power Platform in the Exclusive Field.

4.	CONFIDENTIALITY

4.1 Subject to the other provisions of this Article 4, the Parties shall comply with the provisions set forth in Article 10 of the Common Terms Agreement.

4.2 For the purposes of this License Agreement and the Transaction Documents, all non-public information that is part of the Purpose IPR shall be considered both 8 Rivers’ and NP’s Confidential Information, and all non-public information that is part of the Additional IPR shall be considered 8 Rivers’ Confidential Information. NP shall allow 8 Rivers to disclose the non-public information that is part of the Purpose IPR to the limited extent that it is necessary for 8 Rivers to operate outside the Exclusive Field, and then it may only disclose such information in accordance with Sections 4.4 and 4.6 of this Agreement, Section 10.6 of the Common Terms Agreement and Article 2 of the TMA.

4.3 Without limiting Section 10.6 of the Common Terms Agreement and except as expressly provided otherwise herein, the Receiving Party shall:

(a)	use the Disclosing Party’s Confidential Information only as necessary to enjoy its rights and fulfill its obligations under this License and the Transaction Documents,

(b)	not make any commercial use of the Disclosing Party’s Confidential Information for the benefit of itself or any third party other than as permitted by this License or the Transaction Documents, and

(c)	except as expressly permitted by this License, not make any of the Disclosing Party’s Confidential Information, or any part thereof, available to any third party.

4.4 Without limiting Section 10.6 of the Common Terms Agreement, the Receiving Party may disclose the Disclosing Party’s Confidential Information received by it hereunder to:

(a)	a prospective licensee or a licensee as permitted under this License,

(b)	a third party necessary for the Party to accomplish its obligations under this License, provided it is not a competitor of the Disclosing Party, or

(c)	as necessary to exploit any right granted to it under this License, provided that the requirements of Section 10.6 of the Common Terms Agreement have been met.

4.5 Any information disclosed by one Party to the other under the Prior License Agreements shall now be subject to the rights and obligations of the confidentiality provisions of this License, which shall specifically replace and supersede those found in the Prior License Agreements.

4.6 Without limiting Section 10.6 of the Common Terms Agreement, 8 Rivers may disclose the existence of this Agreement and the Intellectual Property Rights granted hereunder, to the extent 8 Rivers considers such disclosure reasonably necessary to facilitate compliance with its obligations pursuant to Section 8.2 hereof.

5.	INFRINGEMENT.

5.1 Each Party shall inform the other Party promptly in writing of any legal action or proceeding instituted by a third party which seeks to challenge or contest the validity, ownership or registration of or title to any of the Licensed Intellectual Property Rights in the Exclusive Field or seeks to challenge, contest or adversely affect NP’s right to manufacture, have manufactured, use, offer for sale, sell, label or advertise the NET Power Platform in the Exclusive Field (collectively, an “Action”). Upon notification of an Action by either Party, NP may choose to defend such Action, keeping control of the defense and 8 Rivers shall provide reasonable assistance (at NP’s expense) to NP in connection with such defense. At all times in its control and defense of such Action, NP shall consult with 8 Rivers. NP shall also act consistently to protect the rights in the Exclusive Field and Excluded Field. Should NP and 8 Rivers disagree upon a strategy for the Excluded Field, 8 Rivers shall be able to hire its own counsel for the Excluded Field at 8 River’s sole expense.

5.2 Each Party shall inform the other Party promptly in writing of any alleged infringement of the Licensed Intellectual Property Rights directed to the NET Power Platform and of any available evidence thereof. The decision to prosecute such infringement of any Licensed Intellectual Property Rights in the Exclusive Field will be NP’s sole determination, requiring unanimous consent of the NP Board. Should NP decide to prosecute an alleged infringement of the Licensed Intellectual Patent Rights in the Exclusive Field, 8 Rivers shall take all measures necessary to either (i) assign 8 Rivers’ right to bring such suit to NP, or if such assignment of right to bring suit is not allowed or effective in the jurisdiction of the infringement, to (ii) bring suit against the alleged infringer in 8 Rivers name, such suit to be controlled by NP in its sole determination. The cost of any such infringement action shall be borne by NP, however, 8 Rivers will take all reasonable actions to assist in the suit at 8 Rivers expense, except for 8 Rivers out of pocket expenses which shall be covered by NP. For the avoidance of doubt, NP shall not be responsible for 8 River’s counsel’s expenses, save for those solely controlled by NP pursuant to (ii) above. NP shall receive all of the recovery or damages accrued from such infringement action. For the avoidance of doubt, the right to bring any infringement action solely outside of the Exclusive Field shall remain with 8 Rivers.

6.	WARRANTIES.

6.1 8 Rivers represents and warrants as of the Effective Date that:

(a)	it owns, controls, or has license rights to, all Licensed Intellectual Property Rights licensed to NP under Article 2 and has an unimpeded and absolute right to license the same under the terms of this License.

(b)	to 8 Rivers’ knowledge, no Licensed Intellectual Property Rights infringe any third party right.

(c)	8 Rivers has the ability to fulfill all its obligations found within this License.

(d)	8 Rivers is a validly existing limited liability company under the laws of the State of Delaware and has full and proper authorization to enter into this License.

For purposes of Section 6.1, “knowledge” means actual knowledge of G. William Brown, Jr., Miles R. Palmer and J. Robert Walker, IV. For the avoidance of doubt, any liability for a breach of the warranties of Section 6.1 shall attach to 8 Rivers and not the individuals employed by or officers of 8 Rivers.

6.2 OTHER THAN THESE REPRESENTATIONS 8 RIVERS (I) MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, AND (II) DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE PATENTS, TRADEMARKS, COPYRIGHTS, INVENTIONS, IMPROVEMENTS, KNOW-HOW, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF VALIDITY, SCOPE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON INFRINGEMENT.

6.3 8 Rivers liability to NP or any other entity for any breach of this Agreement (including in particular Section 6.1) shall be limited in accordance with the provisions of Section 9 of the CTA.

6.4 The representations and warranties of 8 Rivers set out in Section 6.1 shall survive until the Date of Substantial Completion of the First Commercial Plant.

7.	DISCLAIMER OF CONSEQUENTIAL DAMAGES.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR TORT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE PATENT RIGHTS, THE KNOW-HOW, THE TRADE SECRETS, OR ANY LICENSED INTELLECTUAL PROPERTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	ASSIGNMENT AND ALIENATION.

8.1 Subject to Section 8.3 below, 8 Rivers may not alienate any of the Purpose IPR without the specific written approval of NP.

8.2 Subject to Section 8.3 below, in relation to the Additional IPR:

(a)	In the event of the alienation or exclusive license by 8 Rivers of any Intellectual Property Rights (except for the Purpose IPR, to which Section 8.1 applies), within five (5) Business Days of such alienation or exclusive license, 8 Rivers shall either:

(i)	deliver to NP an Acknowledgement Certificate duly executed by the acquirer of those Intellectual Property Rights, dated the date of such acquisition; or

(ii)	procure that provisions materially equivalent to those of the Acknowledgement Certificate are incorporated in the transaction documents effecting such alienation or exclusive license, and shall deliver NP proof of the same.

Rivers shall indemnify NP with respect to any breach by 8 Rivers of its obligation to comply with this Section 8.2(a).

(b)	The Parties agree that:

(i)	8 Rivers’ obligations pursuant to this Section 8.2 shall endure until July 1, 2018;

(ii)	with the purpose of identifying all Additional IPR that exists as of April 1, 2018, within 3 months of such date, 8 Rivers shall provide NP with information reasonably necessary to achieve such purpose regarding any Intellectual Property Rights of 8 Rivers at such date that constitute know-how, or are the subject of a patent grant or application by 8 Rivers, except where it considers that any confidentiality obligations between itself and any third party restrict it from making such disclosure; and

(iii)	nothing in this Section 8.2 shall be construed so as to diminish, or derogate from, 8 Rivers’ obligations pursuant to Sections 2.6 and 2.7 hereof.

8.3 Nothing in this License shall be construed to prevent 8 Rivers from alienating (in respect of the Additional IPR, which is also subject to Section 8.2), exploiting or licensing any Intellectual Property Right in the Licensed Intellectual Property Rights outside of the Exclusive Field.

8.4 Neither this License nor any of the rights granted hereunder shall be assignable by either Party, except with the prior written consent of the other Party. However, either Party, without derogation of any of its obligations under this License, shall have the right to assign its rights under this License to (a) an Affiliate or (b) an entity acquiring all or substantially all of the assets of such Party, whether by purchase, merger, acquisition of shares or any other means, provided that neither the assignee, nor its affiliates is a competitor of the non-assigning Party, or any of the shareholders in NP. Assignor shall ensure that assignee takes any assignment subject to all obligations owed to the non-assigning Party under this License. Notwithstanding any assignment as permitted herein, the assignor shall continue to be bound by any and all obligations of nondisclosure and limited use that it has accepted in this License. Any attempted assignment in violation of this provision shall be void and shall constitute a material breach of this License.

8.5 8 Rivers shall not enter into or be a party to a Change of Control without obtaining the prior written consent of NP, which shall not be unreasonably withheld or delayed. “Change of Control” means a single transaction or series of related transactions which result in 8 Rivers not being Controlled by, collectively, the Control Group and/or their Permitted Transferees. “Permitted Transferee” means, with respect to any Person, such Person’s spouse, child (natural or adopted), or any other direct lineal descendant (collectively, “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Person or such Person’s family members, and only to the extent of such transfers are for bona fide estate planning purposes.

8.6 As soon as practicable, but in any event within 45 days after the end of each 8 Rivers’ fiscal quarter, 8 Rivers shall deliver a letter from its regular accountants, stating their opinion as to the ongoing solvency of 8 Rivers. Such accountant’s letter shall be based upon 8 Rivers’ unaudited balance sheet as of the end of such fiscal quarter and 12-month cash flow projections, but for the avoidance of doubt, such letter shall not incorporate such underlying information, and nor shall the Company nor any other party have a right to request nor obtain such information.

9.	TERMINATION.

9.1 This License shall continue, unless otherwise terminated in accordance with the terms of this Article 9, in perpetuity (the “Term”) with the exception that the provisions of Section 2.4 shall last as long as longest period allowed in accordance with New York law.

9.2 Either Party may terminate this License in the event: (a) the other Party has committed a breach of any material provision hereof and such breaching Party has failed to remedy such breach within ninety (90) days after the receipt of written notice thereof from the non-breaching Party or (b) immediately upon bankruptcy of the other Party, voluntary or involuntary, or if the other Party is involved in insolvency, dissolution, or receivership proceedings. However, the Parties agree that this provision shall not apply from a voluntary filing, entry of an order, judgment or decree of bankruptcy under Chapter 11 of the Bankruptcy code of the United States of America (“Code”), provided that the Party that is subject to the filing, order, judgment or decree remains a debtor-in-possession and a trustee has not been appointed to run the day-to-day affairs of the Party in question.

9.3 Upon termination of this License for any reason, nothing herein shall be construed to release either Party from any obligation occurring or arising prior to the effective date of such termination. Articles 1, 3, 4, 5, 7, 8 and 10 and Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7(a), 2.8, 2.9, 6.2, 6.3, 9.3 and 9.4 shall survive any expiration or termination of this License for any reason.

9.4 For purposes of Section 365(n) of the Code, the Parties intend that all rights and licenses granted to a Party pursuant to this License should be considered licenses of “intellectual property”, as that term is defined in Section 101 of the Code. In addition to NP’s other rights and remedies under this License, in the event that bankruptcy proceedings under the Code are commenced by 8 Rivers or against 8 Rivers, 8 Rivers acknowledges and agrees that, notwithstanding any rejection by 8 Rivers of this License or any of Rivers’ obligations hereunder, NP may elect to retain the licenses of intellectual property granted in this License, as and to the extent such elections are provided by the Code. 8 Rivers acknowledges, however, that nothing in this License may be interpreted as a present exercise of any such election.

10.	OTHER TERMS.

10.1 This License shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York, USA, excluding its conflicts of law provisions.

10.2 The following sections and articles of the Common Terms Agreement are hereby incorporated by reference into this Agreement except that each reference to “the Transaction Documents,” “this Common Terms Agreement,” and similar references therein shall be replaced by a reference to “this Agreement” or a similar reference in light of the context: Articles 1 (Application of Common Terms), 4 (Relationship of the Parties), 6 (Dispute Resolution), 9 (Limitation of Recourse and Liability), 10 (Confidentiality), 11 (Notice), 12 (Miscellaneous) provided however should any term of the CTA be in conflict with a term of this License, the term of this License shall govern. The definitions of the capitalized terms used in this Agreement but not defined herein are hereby incorporated by reference into this Agreement from Schedule A of the Common Terms Agreement.

10.3 This License and the TMA constitute the entire agreements between the Parties concerning the subject matter hereof, and supersedes and invalidates all other commitments, representations and warranties relating to the subject matter hereof which may have been made by the Parties either orally or in writing prior to the Effective Date of this License, and which shall become null and void from the Effective Date hereof. Specifically, this License supersedes and replaces the 2010 License Agreement and the 2012 License Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this License to be effective as of the Effective Date.

8 Rivers Capital, LLC

By:	/s/ Miles R. Palmer
Name:	Miles R. Palmer
Title:	Manager

NET Power, Power, LLC

By:	/s/ G. William Brown, Jr.
Name:	G. William Brown, Jr.
Title:	CEO

Signature Page to Amended and Restated License Agreement

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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EXHIBIT D

ACKNOWLEDGEMENT CERTIFICATE

TO:	NET Power, LLC (“NP”)

FROM:	[Acquirer] (“Acquirer”)

DATE:	_________________, 201__

Reference is made to that certain License Agreement dated August 7, 2014, by and between 8 Rivers Capital, LLC, and NET Power, LLC (the “NP License”).

The Acquirer hereby acknowledges that any of the Intellectual Property Rights alienated to it by 8 Rivers pursuant to the transaction between the Acquirer and 8 Rivers on the date hereof are subject to the intellectual property grants described below pursuant to the NP License, to the extent that such Intellectual Property Rights constitute Additional IPR.

The Acquired acknowledges the following grants:

(a)	8 Rivers has granted to NP an exclusive, even unto 8 Rivers itself, perpetual, irrevocable, worldwide, sublicenseable, transferable, royalty-free license under all Intellectual Property Rights created other than for the purpose of the NET Power Platform and that are nevertheless useful for the NET Power Platform and that are owned, controlled or licensable by 8 Rivers in existence as of August 7, 2014, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field without accounting to 8 Rivers, but only to the extent that such are useful in the NET Power Platform in the Exclusive Field.

(b)	8 Rivers has granted to NP an exclusive, even as to 8 Rivers itself, perpetual, irrevocable, worldwide, sub-licensable, transferable, royalty-free license under all Intellectual Property Rights created other than for the purpose of the NET Power Platform that are nevertheless useful for the NET Power Platform that are conceived, developed or reduced to practice in the period between August 7, 2014, and April 1, 2018, and any product made there from, to license, including the right to further sub-license, develop, manufacture, have manufactured, use, offer for sale, sell, market, export and import, label and advertise the NET Power Platform within the Exclusive Field, with the exception that this grant shall not include any 8 Rivers’ Intellectual Property Rights outside the definition of the Core Plant, unless such 8 Rivers’ Intellectual Property Rights would fall within the definition of Protected Intellectual Property. NP may exercise such license without accounting to 8 Rivers, but only to the extent that such are useful in the NET Power Platform in the Exclusive Field.

Intellectual Property Rights subject to the foregoing constitute “Additional IPR”.

In this Acknowledgement Certificate, the following meanings shall apply to the terms below:

“Core Plant” shall mean those portions of a facility solely to the extent they are useful to generate electricity and/or carbon dioxide using CO2 as the primary working fluid utilizing any carbonaceous gas fuel other than those derived directly or indirectly from Solid Fuels. As non-limiting examples of the “Core Plant”, all equipment, functional elements and process elements, and any improvements thereto, found in the following figures from US Patent 8,596,075, as described below, are part of the “Core Plant”:

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“Date of Substantial Completion of the First Commercial Plant” means the actual date of substantial completion of the First Commercial Plant to be licensed the NET Power Platform by NP. Should NP not have entered into a license agreement for the First Commercial Plant using the NET Power Platform prior to April 1, 2018, then the Date of Substantial Completion of the First Commercial Plant shall be such date.

“Demonstration Plant” means an approximately 50MWt natural gas-fired electrical generating demonstration plant that utilizes the NET Power Platform.

“Exclusive Field” means use of the NET Power Platform utilizing any carbonaceous-gas fuel other than carbonaceous-gas fuel derived directly or indirectly from Solid Fuels.

“First Commercial Plant” means the first commercial scale natural gas-fired electrical generating project anticipated to have approximately 500MWt input utilizing the NET Power Platform.

“Intellectual Property Rights” means all intellectual property rights and other similar proprietary rights in any jurisdiction, including, without limitation, all: (a) issued patents and submitted patent applications (including utility patents, whether provisional or non-provisional, utility models and design patents and any divisions, divisionals, continuations, continuations in parts, counterparts, substitutions, renewals, extensions, re-issues and re-examinations thereof) in all jurisdictions, inventors’ certificates and invention disclosures; (b) inventions, discoveries and improvements, whether patentable or not, and whether reduced to practice or not; (c) non-public information, ideas, trade secrets, know-how and confidential information and rights to limit the use or disclosure thereof; (d) copyrights, copyrightable works, including writings, databases, computer software programs and documentation; (e) mask works, registrations or applications for registration of copyrights or mask work rights and any renewals or extensions thereof; (f) database rights; and (g) moral rights.

“NET Power Platform” means a proprietary process for producing electricity and/or carbon dioxide when using CO2 as a working fluid that is super-critical when it enters the turbine, and which may involve the capture and reuse, sale or sequestration of carbon dioxide and/or other byproducts.

“Protected Intellectual Property” shall mean any and all Intellectual Property Rights included in the Core Plant to the extent that those Intellectual Property Rights that exist as at the Date of Substantial Completion of the First Commercial Plant or (b) are otherwise used in the Demonstration Plant or First Commercial Plant.

“Solid Fuels” means coal, lignite, biomass, or other carbonaceous fuel that has an API gravity of less than or equal to 18° API and a viscosity of at least 10,000cP at 25° c at one atmosphere.

[Acquirer]

By

Title: [Title]

AMENDMENT NO. 1 TO

AMENDED AND RESTATED LICENSE AGREEMENT

This Amendment No. 1 to Amended and Restated License Agreement (this “Amendment”) is made as of December 13, 2022 (the “Amendment Effective Date”), by and between NET Power, LLC, a Delaware limited liability company (“NP”), and 8 Rivers Capital, LLC, a Delaware limited liability company (“8 Rivers”).

WHEREAS, NP and 8 Rivers are parties to that certain Amended and Restated License Agreement dated as of August 7, 2014, as amended by that certain Omnibus Amendment to NET Power Venture Documents dated as of March 6, 2019 (the “Omnibus Amendment”) (the “Agreement”);

WHEREAS, 8 Rivers and NP wish to amend the Agreement as set forth herein, having concluded that doing so is in their respective best interests; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement or as amended in the Omnibus Amendment.

NOW, THEREFORE, for good and valuable consideration the receipt of which both parties hereby acknowledge, NP and 8 Rivers agree as follows:

(1)	Section 1.14 of the Agreement hereby is removed in its entirety and replaced by the following Section 1.14:

“Reserved.”

(2)	Section 2.4 of the Agreement hereby is removed in its entirety and replaced by the following Section 2.4:

“Reserved.”

(3)	Section 2.5(b)(ii) of the Agreement hereby is removed in its entirety and replaced by the following Section 2.5(b)(ii):

“Reserved”

(4)	Whereas the License provides NP certain exclusive rights relating to closed-loop implementations of the NET Power Platform set forth in part (B) of the definition of the NET Power Platform, it is understood and agreed that such exclusivity is commensurate and co-extensive with NP’s rights in the Exclusive Field, and nothing in the License shall prevent the use by any Person of non-carbonaceous gas fuel supplemental heat integrations and the application of such with the NET Power Platform (for example, concentrated solar and other industrial heat integrations).

(5)	“Section 4.2 of the Agreement is removed and replaced in its entirety by the following Section 4.2:

(a)	“For the purposes of this License and the Transaction Documents, all non-public information that is part of the Purpose IPR shall be considered both 8 Rivers’ and NP’s Confidential Information, and all non-public information that is part of the Additional IPR shall be considered 8 Rivers’ Confidential Information. NP shall allow 8 Rivers to disclose the non-public information that is part of the Purpose IPR to the limited extent that it is necessary for 8 Rivers to operate outside the Exclusive Field, and then it may only disclose such information in accordance with Sections 4.4 and 4.6 of this License and Section 10.6 of the Common Terms Agreement.

(b)	With reference to Additional IPR, with effect from and after the Amendment Effective Date, 8 River (a) shall undertake efforts that are commercially reasonable under the circumstances not to publicly disclose any Additional IPR (including trade secrets) that is reasonably likely to have a material application in the Exclusive Field and that is not generally known to the public, except as reasonably necessary in connection with filing for a patent in good faith and (b) shall ensure that any third party to which it discloses Additional IPR that is reasonably likely to have a material application in the Exclusive Field is subject to and abides by obligations of confidentiality that are no less restrictive than those applicable to Confidential Information under the License.”

(6)	Section 4.6 of the Agreement hereby is deleted and replaced with the following:

“Without limiting Section 10.6 of the Common Terms Agreement, (a) 8 Rivers may disclose the existence of this License and the Licensed Intellectual Property Rights granted hereunder, to the extent 8 Rivers considers such disclosure reasonably necessary to facilitate compliance with its obligations pursuant to Section 8.2 hereof, and (b) NP may disclose the existence of this License and of the Licensed Intellectual Property Rights granted hereunder to potential sub-licensees of the Licensed Intellectual Property Rights provided it does so under conditions of confidentiality that are no less restrictive than those applicable to Confidential Information under this License.”

(7)	Section 5.2 of the Agreement hereby is deleted and replaced with the following:

“Prior to bringing an action against a third party to enforce rights in any Intellectual Property that is the subject of the Licensed Intellectual Property Rights, each Party shall inform the other Party promptly in writing of any alleged infringement of the Licensed Intellectual Property Rights directed to the NET Power Platform and of any available evidence thereof. The decision to prosecute such infringement of any Licensed Intellectual Property Rights in the Exclusive Field will be NP’s sole determination. Should NP decide to prosecute an alleged infringement of the Licensed Intellectual Patent Rights in the Exclusive Field, 8 Rivers shall take all measures necessary to either (i) assign 8 Rivers’ right to bring such suit to NP or, if such assignment of right to bring suit is not allowed or effective in the jurisdiction of the infringement, or (ii) bring suit against the alleged infringer in 8 Rivers’ name, such suit to be controlled by NP in its sole determination. The cost of any such infringement action shall be borne by NP; however, 8 Rivers will take all reasonable actions to assist in the suit at 8 Rivers’ expense, except for 8 Rivers’ out of pocket expenses which shall be covered by NP. For the avoidance of doubt, NP shall not be responsible for 8 Rivers’ counsel’s expenses, save for those solely controlled by NP pursuant to (ii) above. NP shall receive all of the recovery or damages accrued from such infringement action. For the avoidance of doubt, the right to bring any infringement action solely outside of the Exclusive Field shall remain with 8 Rivers.”

The Agreement, as amended pursuant to this Amendment, remains in full force and effect. This Amendment shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York, USA, excluding its conflicts of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

NET Power, LLC

By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

8 Rivers Capital, LLC

By:	/s/ Cameron Hosie
Name:	Cameron Hosie
Title:	Chief Executive Officer

Signature Page to

Amendment No. 1 to Amended and Restated License Agreement